Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement Nos. 333-261237 and  333-251154 of iSun, Inc. on Form S-3 and the Registration Statement No. 333-249714 of iSun, Inc. on Form S-8 of our report dated April 15, 2022 with respect to our audits of the consolidated financial statements of iSun, Inc. as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of iSun, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
April 15, 2022